Exhibit 2.3

CERTIFICATE OF AMENDMENT

OF the CERTIFICATE OF INCORPORATION

Of

Énergie holdings, inc. __________________________________________________________________

Énergie Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Énergie Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the matter brought to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

FOURTH

A.                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Five Million 255,000,000, consisting of:

(1)                Five Million 5,000,000 shares of Preferred Stock, par value one cent ($0.0001) per share (the "Preferred Stock"); and

(2)                     Two Hundred Fifty Million 250,000,000 shares of Common Stock, par value one cent ($0.0001) per share (the "Common Stock").

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, in accordance with the corporation’s Bylaws and Sections 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Énergie Holdings, Inc. has caused this certificate to be signed by Lee Barratt, Authorized Officer, this 15th day of July, 2014.

By:/s/Lee Barratt

Lee Barratt

Its: Secretary